10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.


Fund
Special Values Fund
Security
IPC Holdings
Advisor
EIMCO
Transaction
 Date
8/9/2006
Cost
"$5,796,900"
Offering Purchase
1.60%
Broker
Citigroup
Underwriting
Syndicate
Members
Morgan Stanley
"Keefe, Bruyette & Woods"
HSBC
Wachovia Securities